Signalife Adds Dr. Harmison As President And Chief Operating Officer, and Announces Intent to Raise Capital To Comply with AMEX Continued Listing Requirement

GREENVILLE, S.C. -- (BUSINESS WIRE) — Tuesday, July 3, 2007, 5:00 p.m. ET

Interimly, Signalife, Inc. (AMEX:SGN) has appointed Dr. Lowell Harmison as its President and Chief Operating Officer. Signalife is the company that has created and produces the new state-of-the art Fidelity 100 Heart Monitor. Dr. Harmison, who has been a director of Signalife since 2002 and a principal advisor in the development of its product-set, has a distinguished 40-year career in the field of biomedicine, including serving as the Principal Deputy Assistant Secretary for U.S. Public Health Service, Department of Health and Human Services under the Reagan Administration.  In that capacity, Dr. Harmison was a Chief Operating Officer in charge of managing a budget of $14 billion and more than 40,000 employees.

Most recently, Dr. Harmison was a founder and served as a director and the first chairman of the Sequella Global TB Foundation, now the AERAS Foundation, Aeras is a multimillion dollar non-profit organization working through public-private partnerships to develop new TB vaccines and ensure that they are distributed to all who need them around the world, and served as a director and as Chairman of the board of World Doc Foundation, a private foundation promoting health education and expanded knowledge of telemedicine, since June 2002.  Prior to that time, Dr. Harmison served as the Chief Operating Executive of the multi-billion-dollar Maxwell Foundation.

Dr. Harmison is the holder of the first domestic and foreign patents on the fully implantable artificial heart.  He has written and completed a comprehensive book on the heart, which is now in publication.

Over the last several months, Signalife has been in discussions with a number of large prospective industry partners relative to joint venturing and other arrangements pursuant to which they would adapt Signalife’s technology and products for a variety of applications, and Signalife would utilize their sales and marketing channels to penetrate the market.  Due to Signalife’s limited management and resources, it has not been in a position to expeditiously pursue these opportunities or to otherwise rapidly bring its products to market.  Dr. Harmison’s principal responsibility will be to take the lead role in effectively marketing the company’s Fidelity 100 heart monitor and other products, including introducing the Fidelity 100 to marquee hospitals and leading cardiologists, and to otherwise develop the company’s marketing plans and managing its sales and marketing.  Dr. Harmison will also assist in negotiations with certain prospective joint venture and other partners, and oversee certain operational activities, including product development and manufacturing.

In furtherance of his appointment, which has been approved by the full Board of the Company, Dr. Harmison stated:  “I have decided to spend the necessary time and energy in bringing Signalife’s Fidelity 100 – and later its other products – to the marketplace because I believe that there is no technology in the world that can duplicate what Signalife’s technology can do for both preventative and primary cardiovascular care.”

On June 27, 2007, Signalife received a deficiency letter from the American Stock Exchange (“AMEX”) pursuant to which it indicated that the company ’s current stockholder’s equity of approximately $3.2 million had fallen to less than the $4 million and $6 million required for continued listing under AMEX Rules 1003(a)(ii) and (a)(iii), respectively.  These minimum stockholders’ equity thresholds were triggered by the recent decline of Signalife’s market capitalization to less than $50 million, which previously exempted Signalife from these requirements. Pursuant to the letter, Signalife will be required to submit to AMEX by July 27, 2007 for its review and acceptance of a plan for so increasing the company’s stockholder’s equity, which plan will need to be implemented by December 29, 2008 or such earlier date as AMEX deems reasonable.   If the company’s market capitalization were to return to levels above $50 million, then the plan will not need to be implemented.  Signalife is presently preparing a plan to submit to AMEX to address these matters.  No guarantee can be given that AMEX will accept the plan, which would lead to a delisting of Signalife’s common shares from AMEX.

Although Signalife will have approximately 18 months or such shorter period of time as deemed reasonable by AMEX to increase its stockholders’ equity pursuant to the company’s proposed plan, the company will nevertheless take immediate steps to substantially increase its’ stockholders’ equity to well over the $6 million threshold.

As noted above, AMEX’s deficiency letter was triggered by the recent decline of the company’s market capitalization to less than $50 million.  As previously disclosed by Signalife in a news release dated May 16, 2007, BUYINS.NET reported that over 8.2 million common shares were shorted from June 2005 to May 2007 in connection with the sale of approximately 53.4 million shares.  Based on updated information, Signalife believes that an additional 1 million common shares were short-sold since the press release was issued.  Signalife believes that these shorting activities have had an adverse effect on share price.  Based upon data provided by BUYINS.NET at its website, Signalife further believes that a portion of these short sells were uncovered (i.e., naked) or otherwise illegal under the federal securities laws.  In view of these concerns, Signalife has previously requested that AMEX’s Market Surveillance Department -- which has the responsibility for monitoring and policing the market under AMEX Rule 702 – to conduct an appropriate investigation and take appropriate action.

According to Dr. Harmison, “Signalife is extremely concerned with the effect of unlawful short selling on Signalife’s stock price and resultant ability to raise capital.  The company intends to aggressively pursue its options to investigate and remediate this problem, both privately and regulatorily.  The recent revelations as discussed above concerning this young company are threatening patient lives as well as the monetary ability of the United States to deliver effective health care to tens of millions of its citizens.  I am not going to allow these unlawful initiatives to get in the way of changing the paradigm of cardiovascular care.  Nevertheless, based upon my discussions with investors and my knowledge of the medical industry, I am confident that significant additional capital will be flowing into the company through product sales and capital sources, irrespective of stock price or regulatory action or inaction of the manipulative short selling that has occurred.  The technology is simply too important and too timely to, in my view and based upon my discussions, yield any result other than that my efforts on behalf of the company will be successful.”

About Signalife, Inc.

Signalife, Inc. is a life sciences company focused on the monitoring and detection of disease through continuous biomedical signal monitoring. Signalife uses its patented signal technology to design and develop medical devices that simplify and reduce the costs of diagnostic testing and patient monitoring in an ambulatory setting.  Signalife, Inc. is the recipient of the Frost & Sullivan Technological Innovation Award for 2006.

Signalife, Inc. is traded on the American Stock Exchange under the symbol SGN.  More information is located at www.signalife.com.

Caution Regarding Forward-Looking Statements

In this news release we make a number of statements, referred to as “forward-looking statements”, which are intended to convey our expectations or predictions regarding the occurrence of possible future events or the existence of trends and factors that may impact our future plans and operating results.  Any statements in this news release that are not statements of historical fact maybe considered to be forward-looking statements.  These forward-looking statements are derived, in part, from various assumptions and analyses we have made in the context of our current business plan and information currently available to us and in light of our experience and perceptions of historical trends, current conditions and expected future developments and other factors we believe to be appropriate in the circumstances.  You can generally identify forward-looking statements through words and phrases such as “seek”, “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “budget”, “project”, “may be”, “may continue”, “may likely result”, and similar expressions.  Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our company and our business made in this news release as well as other public reports we file with the SEC, as they may be amended.  You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments.  For example, no assurance can be given that the AMEX will approve Signalife’s proposed plan, or that Signalife’s common stock will continue to trade on AMEX.   We are not obligated to update or revise any forward-looking statement contained in this news release to reflect new events or circumstances unless and to the extent required by applicable law.

Contact:  Kevin Kading for Signalife, Inc., (212)-918-4606